Exhibit 99.1

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 300-1000

FOR IMMEDIATE RELEASE	Date: May 4, 2009
From: Jeffrey T. Bowman
Chief Executive Officer

Crawford Reports 2009 First Quarter Results

Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the first quarter ended March 31, 2009.

Consolidated Results

First quarter 2009 consolidated revenues before reimbursements totaled $236.1 million compared to $255.5 million in the 2008 first quarter, due to the negative effect of foreign currency changes. First quarter 2009 net income attributable to Crawford & Company was $3.1 million, compared to $9.1 million generated in the 2008 first quarter. First quarter 2009 diluted earnings per share were $0.06 compared to $0.18 in the prior-year quarter. Revenues, net income and diluted earnings per share in the 2009 first quarter were negatively impacted by a number of items, including increased defined benefit pension expense, the impact of foreign currency changes, and restructuring costs, all of which are outlined below:

In millions, except per share amounts	Revenues before Reimbursements	Net Income attributable to Crawford & Company	Diluted EPS
1st quarter 2008 results	$255.5	$9.1	$0.18
(Less)/Add:
Foreign currency impact in 2009	(23.4)	(1.4)	(0.03)
Increase in pension expense in 2009	—	(2.3)	(0.05)
Restructuring costs in 2009	—	(1.2)	(0.02)
Bad debt recovery in 2008	—	(0.9)	(0.02)
Operating changes	4.0	(0.2)	(—)
1st quarter 2009 results	$236.1	$3.1	$0.06

Crawford used $12.0 million of cash in operations during the 2009 first quarter, compared to the $4.1 million in cash used in operations during the 2008 period. The $7.9 million increase was primarily due to lower earnings and higher working capital needs. The Company’s consolidated cash and cash equivalent

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 300-1000

position as of March 31, 2009 totaled $42.5 million compared to $42.8 million at March 31, 2008 and $73.1 million at December 31, 2008.

International Operations

First quarter 2009 revenues before reimbursements for the International Operations segment declined 14.8% to $90.9 million from $106.7 million for the same period in 2008. Compared to the 2008 first quarter, during the 2009 first quarter the U.S. dollar strengthened against most major foreign currencies, resulting in a negative exchange rate impact. Excluding the negative impact of exchange rate fluctuations, international revenues would have been $114.2 million in the 2009 first quarter, reflecting growth in revenues on a constant dollar basis of 7.0%. International operating expenses for the 2009 first quarter decreased by $14.3 million in U.S. dollars, a 14.6% decrease, but increased by 7.2% on a constant dollar basis, compared to the 2008 period. Operating earnings declined to $7.5 million in the 2009 first quarter, down 16.9% from last year’s first quarter operating earnings of $9.0 million. The related operating margin was 8.2% in the 2009 first quarter, compared to an 8.4% operating margin in the 2008 first quarter.

U.S. Property & Casualty

U.S. Property & Casualty revenues before reimbursements were $55.1 million in the first quarter of 2009, increasing 11.2% from $49.5 million in the 2008 first quarter. Revenues generated by the Company’s catastrophe adjuster group were $4.9 million in the 2009 first quarter, compared to $1.9 million in the 2008 period. Operating earnings in the 2009 first quarter in the U.S. Property & Casualty segment improved to $6.2 million, or an operating margin of 11.2% of revenues, compared to operating earnings of $5.9 million, or 12.0% of revenues in the 2008 first quarter. This operating earnings improvement reflected the benefits of increased catastrophe-related claims.

Broadspire

Revenues before reimbursements from the Broadspire segment were $74.6 million in the 2009 first quarter, down from $80.3 million in the 2008 quarter. Broadspire had an operating loss of ($2.0) million in the 2009 first quarter, or an operating margin of (2.6%) of revenues, compared to operating earnings of $1.7 million, or 2.2% of revenues, in the prior-year period. This decline was primarily due to lower workers’ compensation claim referrals as a result of lower U.S. employment levels.

Legal Settlement Administration

Legal Settlement Administration revenues before reimbursements were $15.6 million in the 2009 first quarter, compared to $19.0 million in the 2008 quarter, reflecting a continued overall slowdown in class action settlements. Operating earnings totaled $1.5 million in the 2009 first quarter, or an operating margin of 9.8% of revenues, compared to $2.5 million, or 13.2% of revenues, in the prior-year period. The segment’s awarded project backlog totaled approximately $39.0 million at March 31, 2009.

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 300-1000

Management’s Comments

Mr. Jeffrey T. Bowman, chief executive officer of Crawford & Company, stated, “Though better than expected, our first quarter 2009 operating results are reflective of the current global economic conditions that are negatively impacting nearly every corporation. While our reported consolidated revenues and earnings are down year-over-year, there are bright spots within our business.

“In our U.S. Property & Casualty segment, we generated double-digit revenue gains and our operating margins were the highest of any of our segments. The solid performance of our core business was enhanced by incremental catastrophe-related business due to the severe weather in the 2009 first quarter.

“Our International Operations segment continued to exhibit organic growth as revenues were up 7% on a constant dollar basis, led by our Canadian, European and Asia-Pacific regions. The volume of securities class action settlements has been a challenge for us in our Legal Settlement Administration segment as that aspect of our business is in a down cycle. However, we have seen an increase in the volume of bankruptcy administration contracts that we have won and we are actively pursuing emerging opportunities in this component of the market.

“The Broadspire segment has been most impacted by the current economic downturn, in that its business is primarily comprised of handling workers’ compensation claims. The current level of unemployment is resulting in significantly lower workplace-related claim volumes in the U.S. We are targeting our sales and marketing efforts in this segment to drive market share gains to counteract the industry-wide claims decline and are also actively reviewing our cost base in this and all of our other businesses.

“Operating cash flow for the 2009 first quarter showed an expected decline from 2008 levels. Historically, our cash requirements are highest in the first quarter and cash balances replenish over the course of the year. We are continuing to drive our Company to improve its working capital profile, primarily by focusing on better management of processes related to unbilled revenues and accounts receivable.”

Mr. Bowman concluded, “Our overall results for the 2009 first quarter were better than our expectations, especially as the global economy is in the midst of a severe downturn. We are committed to managing our operations toward improved operating performance and market share expansion as we go forward, and are focusing significant attention on our cost base across the entire organization to ensure we are operating as efficiently as possible.”

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 300-1000

2009 Guidance

Crawford & Company reaffirmed its previously issued guidance for 2009 as follows:

•	Consolidated revenues before reimbursements between $960 million and $980 million.

•	Consolidated operating earnings between $50.5 million and $55.8 million.

•

After reflecting stock-based compensation expense, net corporate interest expense, customer-relationship intangible asset amortization expense, special charges and credits and income taxes, net income attributable to Crawford & Company on a GAAP basis between $22.0 million and $25.0 million, or $0.41 to $0.47 diluted earnings per share.

Crawford & Company’s management will host a conference call with investors on Monday, May 4, 2009 at 3:00 P.M. EDT to discuss earnings and other developments. The call will be recorded and available for replay through May 11, 2009. You may dial 1-800-642-1687 (706-645-9291 international) to listen to the replay. The access code is 96264399. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast and related financial presentation.

Further information regarding the Company’s financial position, operating results, and cash flows for the quarter ended March 31, 2009 is shown on the attached condensed consolidated unaudited financial statements. Operating earnings (a non-GAAP financial measure) is the key financial performance measure used by the Company’s senior management to evaluate the performance of its segments and make resource allocation decisions. The Company believes this measure is useful to investors in that it allows them to evaluate operating performance using the same criteria that management uses. Operating earnings represent net income attributable to Crawford & Company excluding net corporate interest expense, stock option expense, income tax expense, amortization of customer relationship intangible assets, unallocated corporate and shared costs, and certain other charges and credits. Net corporate interest expense, stock option expense and income taxes are recurring components of the Company’s net income, but they are not considered part of operating earnings since they are managed on a corporate-wide basis. Net corporate interest expense results from capital structure decisions made by the Company, stock option expense relates to historically granted stock options which are not allocated to operating segments, and income taxes are based on statutory rates in effect in each of the locations where the Company provides services, and vary throughout the world. Amortization expense relates to non-cash amortization of customer relationship intangible assets resulting from business combinations. These costs are not allocated to the segments for assessing performance. None of the aforementioned costs relate directly to the Company’s products or the performance of the Company’s services and are therefore excluded in order to accurately assess the results of segment operating activities on a consistent basis. Certain other credits and charges represent events (gains on disposal of assets, restructuring activities, etc.) that are not considered part of segment operating earnings since they historically have not regularly impacted the

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 300-1000

Company’s operating performance and are not expected to regularly impact future performance. Following is a reconciliation of segment operating earnings to net income attributable to Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented:

	Quarter ended
	March 31, 2009	% Margin	March 31, 2008	% Margin
Operating Earnings (Loss):
U.S. property & casualty	$6,170	11.2%	$5,949	12.0%
International operations	7,465	8.2	8,987	8.4
Broadspire	(1,954)	(2.6)	1,747	2.2
Legal settlement administration	1,527	9.8	2,497	13.2
Unallocated corporate and shared (costs)/credits	(1,975)	(0.8)	651	0.3
Add/(deduct):
Other credits/(charges)	(1,815)	(0.8)	—	—
Stock option expense	(233)	(0.1)	(195)	(0.1)
Amortization expense	(1,498)	(0.6)	(1,508)	(0.6)
Net corporate interest expense	(3,485)	(1.5)	(4,416)	(1.7)
Provision for income tax	(1,120)	(0.5)	(4,644)	(1.8)

Net income attributable to Crawford & Company	$3,082	1.3	$9,068	3.5

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management and related solutions to the risk management and insurance industry as well as self-insured entities, with a global network of more than 700 locations in 63 countries. Major service lines include property and casualty claims management; warranty inspections; integrated claims and medical management for workers’ compensation; legal settlement administration, including class action and bankruptcy claims administration; and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 300-1000

This press release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the United States Securities and Exchange Commission and available at www.sec.gov or in the Investor Relations section of Crawford & Company’s website at www.crawfordandcompany.com.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In Thousands, Except Earnings Per Share Amounts and Percentages)

Quarter Ended March 31	2009	2008	% Change
Revenues:
Revenues Before Reimbursements	$236,083	$255,512	-8%
Reimbursements	14,200	19,161	-26%

Total Revenues	250,283	274,673	-9%

Costs and Expenses:
Cost of Services Before Reimbursements	175,162	186,953	-6%
Reimbursements	14,200	19,161	-26%

Total Cost of Services	189,362	206,114	-8%

Selling, General, and Administrative	51,488	50,503	2%
Corporate Interest Expense, Net	3,485	4,416	-21%
Restructuring Costs	1,815	—	nm

Total Costs and Expenses	246,150	261,033	-6%

Income Before Income Taxes	4,133	13,640	-70%
Provision for Income Taxes	1,120	4,644	-76%

Net Income	3,013	8,996	-67%
Add: Net Loss Attributable to Noncontrolling Interests	69	72	-4%

Net Income Attributable to Crawford & Company	$3,082	$9,068	-66%

Earnings Per Share - Basic and Diluted	$0.06	$0.18	-66%

Weighted-average Shares Used in Calculating:
Basic Earnings Per Share	51,370	50,727

Diluted Earnings Per Share	52,683	50,809

nm = not meaningful

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY

SUMMARY RESULTS BY OPERATING SEGMENT

Quarter Ended March 31

Unaudited

(In Thousands, Except Percentages)

	U.S. Property & Casualty		% Change	International		% Change	Broadspire		% Change	Legal Settlement Administration		% Change
	2009	2008		2009	2008		2009	2008		2009	2008
Revenues Before Reimbursements	$55,052	$49,510	11.2%	$90,872	$106,710	-14.8%	$74,601	$80,313	-7.1%	$15,558	$18,979	-18.0%

Compensation & Benefits	32,431	30,577	6.1%	64,508	73,857	-12.7%	42,821	45,414	-5.7%	8,015	9,269	-13.5%

% of Revenues Before Reimbursements	58.9%	61.8%		71.0%	69.2%		57.4%	56.5%		51.5%	48.8%

Expenses Other than Reimbursements, Compensation & Benefits	16,451	12,984	26.7%	18,899	23,866	-20.8%	33,734	33,152	1.8%	6,016	7,213	-16.6%

% of Revenues Before Reimbursements	29.9%	26.2%		20.8%	22.4%		45.2%	41.3%		38.7%	38.0%

Total Operating Expenses	48,882	43,561	12.2%	83,407	97,723	-14.6%	76,555	78,566	-2.6%	14,031	16,482	-14.9%

Operating Earnings (Loss) (1)	$6,170	$5,949	3.7%	$7,465	$8,987	-16.9%	($1,954)	$1,747	-211.8%	$1,527	$2,497	-38.8%

% of Revenues Before Reimbursements	11.2%	12.0%		8.2%	8.4%		-2.6%	2.2%		9.8%	13.2%

(1)	A non-GAAP financial measurement which represents net income attributable to Crawford & Company excluding net corporate interest expense, amortization of customer-relationship intangible assets, stock option expense, income tax expense, unallocated corporate and shared costs and restructuring costs. See page 5 for a reconciliation of Operating Earnings to Net Income computed in accordance with GAAP.

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2009 and December 31, 2008

(In Thousands)

	Unaudited March 31 2009	* December 31 2008
Assets
Current Assets:
Cash and Cash Equivalents	$42,526	$73,124
Accounts Receivable, Net	148,471	157,430
Unbilled Revenues, Net	94,449	99,115
Prepaid Expenses and Other Current Assets	15,864	18,688

Total Current Assets	301,310	348,357

Property and Equipment	137,164	140,399
Less Accumulated Depreciation	(94,390)	(95,785)

Net Property and Equipment	42,774	44,614

Other Assets:
Goodwill	249,698	251,897
Intangible Assets Arising from Business Acquisitions, Net	109,314	111,389
Capitalized Software Costs, Net	46,081	46,296
Deferred Income Tax Assets, Net	67,260	67,695
Other Noncurrent Assets	25,650	25,000

Total Other Assets	498,003	502,277

Total Assets	$842,087	$895,248

Liabilities and Shareholders’ Investment
Current Liabilities:
Short-Term Borrowings	$9,758	$13,366
Accounts Payable	37,413	40,711
Accrued Compensation and Related Costs	54,100	77,802
Other Accrued Current Liabilities	56,458	56,978
Self-Insured Risks	18,890	17,939
Accrued Income Taxes	6,627	9,937
Deferred Revenues	57,280	59,679
Current Installments of Long-Term Debt and Capital Leases	2,316	2,284

Total Current Liabilities	242,842	278,696

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	180,565	181,206
Deferred Revenues	39,758	42,795
Self-Insured Risks	17,663	18,531
Accrued Pension Liabilities	178,733	179,542
Other Noncurrent Liabilities	13,862	14,119

Total Noncurrent Liabilities	430,581	436,193

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	27,149	26,523
Class B Common Stock, $1.00 Par Value	24,697	24,697
Additional Paid-in Capital	25,425	26,342
Retained Earnings	259,228	256,146
Accumulated Other Comprehensive Loss	(171,990)	(158,157)

Total Crawford & Company Shareholders' Investment	164,509	175,551

Noncontrolling Interests	4,155	4,808

Total Shareholders’ Investment	168,664	180,359

Total Liabilities and Shareholders’ Investment	$842,087	$895,248

*	Derived from the audited Consolidated Balance Sheet

Press Release

CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Quarter Ended March 31, 2009 and March 31, 2008

Unaudited

(In Thousands)

	2009	2008
Cash Flows From Operating Activities:
Net Income	$3,013	$8,996
Reconciliation of Net Income to Net Cash Used In Operating Activities:
Depreciation and Amortization	7,671	7,336
Stock-Based Compensation Costs	1,595	962
Loss on Sales of Property and Equipment, Net	20	21
Changes in Operating Assets and Liabilities, Net of Effects of Acquisition:
Accounts Receivable, net	4,591	(13,987)
Unbilled Revenues, net	135	3,849
Accrued Income Taxes	(1,579)	3,696
Accounts Payable and Accrued Liabilities	(16,130)	(3,424)
Deferred Revenues	(4,779)	(2,225)
Retirement Plan Liabilities	(7,733)	(8,369)
Prepaid Expenses and Other Operating Activities	1,214	(902)

Net Cash Used In Operating Activities	(11,982)	(4,047)

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment, net	(2,431)	(2,149)
Capitalization of Computer Software Costs	(3,172)	(4,384)
Equity Investment	(335)	—

Net Cash Used In Investing Activities	(5,938)	(6,533)

Cash Flows From Financing Activities:
Shares used to settle withholding taxes under stock-based compensation plans	(1,884)	(20)
(Decrease) Increase in Short-Term Borrowings, net	(5,771)	3,567
Payments on Long-Term Debt and Capital Lease Obligations	(612)	(732)
Capitalized Loan Costs	(944)	—
Other Financing Activities	13	(90)

Net Cash (Used In) Provided by Financing Activities	(9,198)	2,725

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,480)	(159)

Decrease in Cash and Cash Equivalents	(30,598)	(8,014)
Cash and Cash Equivalents at Beginning of Period	73,124	50,855

Cash and Cash Equivalents at End of Period	$42,526	$42,841